 Filed Under Rule 424(b)(3), Registration Statement No. 333-199914
Pricing Supplement Number 378 Dated Monday, August 10, 2015
(To: Prospectus Dated November 6, 2014 and Prospectus Supplement Dated November 10, 2014)

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FXC5	[]	100%	1.250%	[]	Fixed	2.400%	MONTHLY	08/15/2020	09/15/2015	$1.67	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

CUSIP Number	Principal Amount	Selling Price	Gross Concession	Net Proceeds	Coupon Type	Coupon Rate	Coupon Frequency	Maturity Date	1st Coupon Date	1st Coupon Amount	Survivor's Option	Product Ranking
63743FXD3	[]	100%	2.000%	[]	Fixed	3.500%	MONTHLY	08/15/2027	09/15/2015	$2.43	Yes	Senior Unsecured Notes

 Redemption Information: Non-Callable

National Rural Utilities Cooperative Finance Corp
Offering Dates: Monday, August 10, 2015 through Monday, August 17, 2015
Trade Date: Monday, August 17, 2015 @12:00 PM
ET Settlement Date: Thursday, August 20, 2015
Minimum Denomination/Increments:$1,000.00/$1,000.00
 Initial trades settle flat and clear SDFS: DTC Book Entry only
 DTC number: 0235 via RBC Dain Rauscher Inc.

Agents: Incapital, LLC, Citigroup, Comerica Securities, J.J.B. Hilliard, W.L.
Lyons, Inc., Wells Fargo

If the maturity date or an interest payment date for any note is not a Business
Day (as term is defined in Prospectus), principal, premium, if any, and interest for that note is paid on the next Business Day, and no interest will accrue from, and after, the maturity date or interest payment date.

    InterNotes® is a registered trademark of Incapital Holdings, LLC. All rights reserved.
National Rural Utilities Cooperative Finance Corp Prospectus Dated November 6, 2014